UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

INTREXON CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	001-36042	26-0084895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of Principal Executive Offices) (Zip Code)

(301) 556-9900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2015, the independent members of the Board of Directors of Intrexon Corporation (“Intrexon”) approved a Services Agreement (the “Services Agreement”) to be entered into and effective as of November 1, 2015, by and between Intrexon and Third Security, LLC (“Third Security”). Mr. Randal J. Kirk and shareholders affiliated with him beneficially own approximately 53.0 percent of Intrexon’s voting stock. Randal J. Kirk, Intrexon’s Chief Executive Officer and Chairman of the Board of Directors, currently serves as the Senior Managing Director and Chief Executive Officer of Third Security and owns 100% of the equity interests of Third Security. Third Security is the manager to certain funds that own shares of Intrexon common stock, and, therefor may be deemed to have beneficial ownership of approximately 48.7 percent of Intrexon. The Services Agreement was unanimously approved by the Audit Committee and the independent members of Intrexon’s Board of Directors in accordance with Intrexon’s policy on related person transactions.

Pursuant to the terms of the Services Agreement, Third Security will provide Intrexon with the services necessary or appropriate to support Intrexon and Mr. Kirk in his role as Chief Executive Officer of Intrexon. Third Security will provide a wide variety of resources to Intrexon at the direction of Mr. Kirk, including the efforts of professionals with significant experience in areas such as accounting, corporate finance, research and analysis, law, tax, due diligence support, complex transaction structuring and support, mergers and acquisitions, and strategic relationship development and opportunity sourcing. Third Security also will provide executive assistant, administrative, and other support services for Mr. Kirk in his role as Chief Executive Officer of Intrexon. Additionally, Third Security will provide such other general support services to Intrexon as directed by Mr. Kirk in such role.

In exchange for the foregoing services, Intrexon shall pay to Third Security a fee of $800,000 per month, which payment shall be made in fully-vested shares of Intrexon Common Stock. The shares of Common Stock will be valued based on the closing price of Intrexon Common Stock on the 15th day of the applicable month (or the most recent trading day prior to such date if such date is not a trading day).

The payments to be made by Intrexon under the Services Agreement constitute, in the aggregate, an award under the Intrexon 2013 Omnibus Incentive Plan (the “Plan”) and will be subject to the terms of the Plan. If, based on the advice of counsel, Intrexon determines that it is unable to issue shares under the Plan after a period of 30 days, then the payment of any deficiency shall be made to Third Security in cash rather than in shares of Intrexon Common Stock.

The Services Agreement has a term of one year, and may be extended only by agreement of the parties. An extension of the agreement will require, on behalf of Intrexon, approval of a majority of the independent members of the Board of Directors. The Services Agreement may be terminated at any time by Intrexon upon delivery of written notice to Third Security. Third Security may terminate the agreement upon 30 days’ prior written notice.

Pursuant to the terms of the Services Agreement, Third Security personnel will be subject to obligations of confidentiality and intellectual property protection.

The foregoing description of the Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Services Agreement which will be filed with the Securities and Exchange Commission (the “SEC”) as an amendment to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2015, the Compensation Committee and the independent members of the Intrexon Board of Directors approved a compensation arrangement for Mr. Kirk. Previously, Mr. Kirk did not receive compensation for his services as the Chief Executive Officer of Intrexon. Mr. Kirk will receive as compensation a payment of $200,000 per month, which payment will be made in fully-vested shares of Intrexon Common Stock. The shares of

Common Stock will be valued based on the last trading day of the applicable month and will be issued pursuant to the terms of a Restricted Stock Unit Agreement (the “RSU Agreement”) under the Plan to be entered into and effective as of November 1, 2015, by and between Intrexon and Mr. Kirk. The RSU Agreement has a term of 12 months.

Mr. Kirk will also be entitled to participate in executive incentive compensation plans adopted by the Board of Directors or the Compensation Committee of the Board of Directors from time to time, including the Intrexon Corporation Annual Incentive Compensation Plan.

The RSU Agreement, and Mr. Kirk’s employment, is terminable at will by the decision of the independent members of the Board of Directors.

The foregoing description of the RSU Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the RSU Agreement which will be filed with the SEC as an amendment to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2015

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer